Elizabeth L. Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 751 Broad Street, Newark, NJ 07102-3777 Tel 203 402-1624 elizabeth.gioia@prudential.com

October 24, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    Pruco Life Insurance Company (“Registrant”)
    Registration Statement on Form S-3
    File No. 333-274030

Members of the Commission:

In my capacity as Vice President and Corporate Counsel of the Prudential Insurance Company of America, I have reviewed the establishment of the Pruco Life Modified Guaranteed Annuity Account (the “Account”) by the Board of Directors of Pruco Life Insurance Company (“Pruco Life”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of certain Registration Statements on Form S-3 filed by Pruco Life in 2023 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued by Pruco Life.

I am of the following opinion:

(1) Pruco Life was duly organized under the laws of the State of Arizona and is a validly existing corporation;

(2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of the State of Arizona law; and

(3) the market value adjustment annuity contracts are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elizabeth L. Gioia
Elizabeth L. Gioia
Vice President, Corporate Counsel